EX-99.1 PRESS RELEASE DATED AUGUST 3, 2006

News Release: August 3, 2006

Contact:: Connie Waks

206.340.2305 ● cwaks@fhlbsea.com

Seattle Bank Offers Approximately $3 Million in Grants for Affordable Housing

FHLBank Announces 2006 AHP Funding Round

Seattle -- The Federal Home Loan Bank of Seattle (Seattle Bank) today announced that it will offer approximately $3 million in grants for affordable housing through its 2006 Affordable Housing Program (AHP). The Seattle Bank is currently accepting applications for its 2006 AHP grants.

The Seattle Bank's AHP funds housing for families and individuals earning 80 percent or less of their area's median income. AHP grants can be used to acquire, rehabilitate, or construct new or existing housing structures, or to reduce mortgage principal or interest rates on loans. Since the program's inception in 1990, the Seattle Bank has contributed more than $170 million to help finance more than 32,000 homes for people in need.

Applications are due on September 1, 2006 and must be submitted via the Seattle Bank's online application, which is available on the Seattle Bank's Web site at www.fhlbsea.com. Project sponsors must partner with a Seattle Bank member institution to submit an AHP application.

In addition to the AHP, the Seattle Bank provides its member institutions with grants for down-payment assistance to first-time homebuyers and low-cost funding for affordable housing and community economic development. These grants and loans are offered through a number of bank-sponsored programs.

Information regarding the AHP and other Seattle Bank community investment programs is available on the Seattle Bank's Web site.

About the Seattle Bank

The Federal Home Loan Bank of Seattle is a financial cooperative that provides liquidity, funding, and services to enhance the success of its members and support the availability of affordable homes and economic development in the communities they serve. Our funding and financial services enable over 370 member institutions to provide their customers with greater access to mortgages, commercial lending, and affordable housing. The Seattle Bank commits 10 percent of its annual profits to help fund affordable housing and homeownership.

The Seattle Bank serves eight states, Guam, and the Northern Mariana Islands. Our members include commercial banks, credit unions, thrifts, industrial loan corporations, and insurance companies.

The Seattle Bank is one of 12 Federal Home Loan Banks in the United States. Together, the Federal Home Loan Banks represent one of the country's largest private sources of liquidity and funding for community financial institutions, as well as funding for affordable housing.

This press release includes forward-looking statements regarding anticipated future events. Forward-looking statements are subject to known and unknown risks and uncertainties. Actual funds available or disbursed as a result of the 2006 AHP funding round may differ materially from projections because of many factors. Such factors may include, but are not limited to, regulatory actions or approvals, the availability of Seattle Bank members to partner with project sponsors, the feasibility of proposed projects, project sponsors' ability to comply with applicable requirements, competitive pressure from other funding sources, and the availability of funds anticipated to be returned to the AHP from previous funding rounds. The Seattle Bank does not undertake to update any forward-looking statements made in this announcement.